Exhibit 99.1

Contact:	John A. Herrmann

VP, General Counsel and Secretary

Novavax, Inc.

240-268-2000

Novavax and Isconova to Combine;
Novavax’ Swedish Prospectus Approved

Rockville, MD (July 8, 2013)–/GlobeNewswire, Inc. /-Novavax, Inc. (NASDAQ: NVAX) announced today the approval in Sweden of its prospectus related to its recommended offer to acquire all outstanding shares and warrants (warrants series 2005-I and 2005-II) issued by Isconova AB (the “Offer”), which was first communicated on June 4, 2013.

Prospectus

A prospectus regarding the Offer has been approved and registered by the Swedish Financial Supervisory Authority (FSA). The prospectus has been announced today, and the prospectus, together with the United States (U.S.) prospectus included as part of the registration statement filed by Novavax to register the shares to be issued in the Offer, are available at Novavax’ webpage (www.novavax.com), at Pareto Öhman AB’s webpage (www.paretosec.com), and at Isconova’s webpage (www.isconova.com). The prospectus will also be made available on the FSA webpage. Acceptance forms will also be made available at on the Novavax webpage and the Pareto Öhman AB webpage. The prospectus, together with the U.S. prospectus, an information brochure and pre-printed acceptance forms will be sent out to directly registered shareholders in Isconova’s share register as of July 4, 2013. Isconova shareholders considering the Offer should read the information in these documents because they will contain important information regarding the Offer. The prospectus, the U.S. prospectus, the information brochure and acceptance forms can also be ordered from Pareto Öhman AB by phone (+ 46 (0) 8 402 51 32). Isconova shareholders considering the Offer may obtain copies of all documents filed with the U.S. Securities and Exchange Commission (SEC) regarding the Offer, free of charge, at the SEC’s website (www.sec.gov).

Timetable

The acceptance period for the Offer commences on July 9, 2013 and ends on July 30, 2013. Payment of consideration is expected to begin on August 9, 2013.

For more information, please contact Pareto Öhman AB, phone (+ 46 (0) 8 402 51 32). This information was made public on July 8, 2013, at 16:00 CET.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating vaccines to address a broad range of infectious diseases worldwide. Using innovative recombinant nanoparticle technology, as well as new and efficient manufacturing approaches, the company produces vaccine candidates to combat diseases, with the goal of allowing countries to better prepare for and more effectively respond to rapidly spreading infections. Novavax is committed to using its technology platform to create geographic-specific vaccine solutions and is therefore involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India, LG Life Sciences of Korea and PATH. Together, these organizations support Novavax’ worldwide commercialization strategy and have the global reach to create real and lasting change in the biopharmaceutical field. Additional information about Novavax is available on the company’s website, www.novavax.com.

###